EXHIBIT 10(a)

October 12, 1994

Ms. Carol D'Auria
23-02 Maple Avenue
Fair Lawn, N.J. 07410

         Re:  Bonus Agreement

Dear Ms. D'Auria:

     This Agreement (the "Agreement") reflects our mutual understanding regarding the payment to you of a bonus as specified below for your continued employment with Jefferson National Bank ("Jefferson") and thereafter with HUBCO, Inc. ("HUBCO") and/or its subsidiary, Hudson United Bank (the "Bank") in connection with the merger of Jefferson into the Bank (the "Merger"), pursuant to the Agreement and Plan of Merger dated October 7, 1994, among HUBCO, the Bank and Jefferson (the "Merger Agreement"). This Agreement shall become effective on the Effective Date, as such term is defined in paragraph 5 below. For purposes of this Agreement, the term "Company" refers to both HUBCO and the Bank.

     1. Bonus. Subject to all the terms and conditions of this Agreement, the Company agrees to pay you a bonus of $10,000 (the "Bonus") on the Payment Date. The Bonus is subject to applicable withholding and taxes.

     2. Payment Date. Subject to the terms hereof, the Bonus shall be paid to you (the "Payment Date") on the earlier of (i) 90 days after the Effective Date of the Merger, or (ii) the first day following the Effective Date on which Jefferson's general ledger, loan and mortgage accounts, deposit accounts and other accounts presently on Jefferson's computer system have been fully converted to the Bank's computer system. For these purposes, the computer conversion shall be considered fully converted when Jefferson's accounts are run only on the Bank system and the resolution of conversion problems is substantially completed.


     3. Entitlement to Bonus. You will be entitled to be paid the Bonus only if you are employed (i) by Jefferson through the Effective Date and (ii) thereafter by the Company through the Payment Date; provided that you will still be entitled to the Bonus if you are not employed by the Company through the Payment Date if you are terminated without cause by the Company between the

Ms. Carol D'Auria
October 12, 1994
Page 2



Effective Date and prior to the Payment Date. "Without cause" shall mean termination by the Company of your employment as a result of an event or condition other than the following: (i) your death; (ii) your failure substantially to perform your employment duties as a result of physical incapacity (any dispute as to your incapacitation shall be resolved by an independent physician, reasonably acceptable to you and the Company, whose determination will be final and binding); (iii) your conviction for theft or public drunkenness; (iv) your commission of repeated acts of material misconduct; (v) your conviction of a felony; and (vi) your material breach of your employment duties, which remain uncured for 3 days after written notice from the Company. Without limiting the foregoing, you will not be entitled to the Bonus if your employment with Jefferson terminates prior to the Effective Date for any reason or if after the Effective Date but prior to the Payment Date your employment with the Company is terminated due to your resignation.

     4. Miscellaneous.

     a. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous understandings and agreements, written or oral, between us or between Jefferson and you respecting such subject matter. The subject matter hereof includes any bonus payment, severance payment, stock options, performance award or grant or similar paymnet or incentive, to be paid to you by Jefferson or the Company for any period from the date of your employment by Jefferson through the Payment Date. However, you shall continue to be entitled to severance pay under the Bank's severance plan for all employees, if your employment is terminated after the Effective Date for any reason.

     b. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New Jersey.

     5. Effective Date. This Agreement shall become effective on the effective date (the "Effective Date") of the Merger. In the event the Merger Agreement is terminated prior to the Effective Date, this Agreement shall be of no force and effect.

Ms. Carol D'Auria
October 12, 1994
Page 3



     If this letter sets forth our agreement on the subject matter hereof, kindly sign, date and return to HUBCO, Inc. the enclosed copy of this letter which will then constitute our binding agreement on the subject.



                                                     Sincerely,

                                                     HUBCO, Inc.


                                                     By:____________________
                                                         Kenneth T. Neilson,
                                                         President and Chief
                                                         Executive Officer



                                                     HUDSON UNITED BANK


                                                     By: ___________________
                                                         Kenneth T. Neilson,
                                                         President and Chief
                                                         Executive Officer


AGREED TO THIS_____ DAY
OF OCTOBER, 1994

_______________________
   Carol D'Auria